EXHIBIT 21

Subsidiaries of Amaru, Inc.

1.   M2B World, Inc.

2.   M2B World Asia Pacific Pte. Ltd.

3.   M2B Australia Pty. Ltd.

4.   M2B Commerce Limited

5.   Amaru Holdings Limited

6.   M2B World Holdings Limited

7.   M2B World Pte. Ltd.

8.  Tremax International Limited

9.  M2B World Travel Limited